Exhibit 99.1

FOR IMMEDIATE RELEASE

TETRA TECHNOLOGIES, INC.
ANNOUNCES SECOND QUARTER 2011 RESULTS

The Woodlands, Texas (August 5, 2011) – TETRA Technologies, Inc. (TETRA or the Company) (NYSE:TTI) today announced second quarter 2011 results from continuing operations attributable to TETRA stockholders of $0.39 per fully diluted share compared to $0.18 per fully diluted share reported in the second quarter of 2010. Such second quarter 2011 results include special charges and credits that aggregate to a net credit of approximately $18.3 million of pretax income, or approximately $0.15 per share after tax, compared to a net charge for special items of $8.9 million of pretax income, or approximately $0.08 per share after tax, in the second quarter of 2010. The net credit in the second quarter of 2011 related primarily to gains on the sale of the majority of Maritech’s properties, excess decommissioning costs, charges associated with the liquidation of Maritech’s hedge contracts and oil and gas property impairments.

Consolidated revenues for the quarter ended June 30, 2011 were $235.1 million versus $241.6 million in the second quarter of 2010. Total gross profit was $35.8 million in the second quarter of 2011 versus $47.8 million in the second quarter of 2010. Income before discontinued operations was $30.5 million in the second quarter of 2011 versus $13.6 million in the comparable period of 2010. Net income attributable to TETRA stockholders was $30.4 million in 2011’s second quarter versus $13.6 million in 2010’s second quarter.

Consolidated results per share from continuing operations attributable to TETRA stockholders for the second quarter of 2011 were earnings of $0.39 with 78.3 million weighted average diluted common shares outstanding versus earnings of $0.18 with 76.9 million weighted average diluted common shares outstanding in the second quarter of 2010. As of June 30, 2011, total debt was $305.0 million and cash was $323.9 million.

Divisional pretax earnings from continuing operations in the second quarter of 2011 versus the second quarter of 2010 were: Fluids Division – $11.5 million in 2Q 2011 and $10.2 million in 2Q 2010; Offshore Services – $13.6 million in 2Q 2011 and $14.3 million in 2Q 2010; Maritech – $38.5 million in 2Q 2011 and $1.0 million in 2Q 2010; Production Testing – $6.0 million in 2Q 2011 and $3.0 million in 2Q 2010; and, Compressco – $3.8 million in 2Q 2011 and $5.0 million in 2Q 2010.

Financial data aggregating the first six months of 2011 and data relating to net income and discontinued operations are available in the accompanying financial tables.

Stuart M. Brightman, TETRA’s President and Chief Executive Officer, stated, “Our second quarter results confirm a continuation of the favorable trends we have seen in certain markets this year and, excluding the special net credits, are generally consistent with our expectations. During the second quarter, we benefitted from positive seasonal trends associated with our well abandonment and decommissioning businesses and our European calcium chloride business. Our results were also positively impacted by the continued strengthening of our onshore US markets.

“Our Fluids Division reported strong results for the second quarter, driven by increased activity in the onshore US fluids market and growth in certain international completion services markets. During the quarter, certain modifications to the El Dorado, Arkansas calcium chloride plant were completed. Although we are evaluating the need for additional modifications to the plant, the work completed during the second quarter has generated a positive impact on production rates. Internationally, our European calcium chloride business benefitted from typically strong seasonal demand. Overall, it was a very strong quarter for our Fluids Division, continuing the trend we experienced in the first quarter of this year.

“Our Offshore Services segment reported pretax income of $13.6 million for the second quarter. This significant improvement over the segment’s first quarter performance was primarily the result of normal, seasonal increases in activity in the Gulf of Mexico. The backlog of work for our major assets expanded over the course of the second quarter and has continued to grow in the current quarter. However, despite this upswing in activity, the overall market is still very competitive. We are taking the steps we believe are necessary to have available sufficient resources to meet demand while maintaining a cost structure that is appropriate for the current market environment.

“We recently announced the acquisition of the TETRA Hedron, a newly built derrick barge with a 1,600 metric ton capacity, fully-revolving crane and accommodations for 300 personnel, for an expected total investment of approximately $71 million (including the purchase price and inspection, transportation and outfitting costs). As we stated in our July 29 press release, this acquisition demonstrates our sustained commitment to the growth of our Gulf of Mexico well abandonment and decommissioning businesses. We continue to believe that the current, strong demand for our services will increase as the ‘Idle Iron Guidance’ begins to impact the Gulf of Mexico, and we will continue to develop our suite of services and further position ourselves as an industry leader in this market.

“On May 31, 2011, we completed the sale of oil and gas properties that represented approximately 79% of Maritech’s proved year-end reserves and $72 million of associated asset retirement obligations. As we stated previously, when combined with the earlier sales of approximately 12% of Maritech’s proved year-end reserves, this transaction effectively removes us from the E&P business.

“Maritech’s second quarter results include a gain on the sale of properties of $56.6 million, partially offset by charges of $23.7 million for revisions of estimated future well abandonment and decommissioning costs and oil and gas property impairments. In addition, in connection with the sale of Maritech’s oil and gas properties we liquidated our remaining oil hedge contracts at a cost of $14.2 million (in our consolidated results, this charge is included in corporate other expense). Maritech’s P&A and decommissioning liabilities decreased by $86 million during the second quarter to $137 million as of June 30, 2011. We continue to anticipate spending in excess of $80 million during the current year, and a similar amount in 2012, on Maritech’s P&A and decommissioning activities.

“Our Production Testing segment benefitted from significant increases in domestic activity again in the second quarter. We feel that Production Testing is very well positioned for long-term growth in the domestic market, and we are continuing to invest growth capital in this area. Our international testing business reported slightly decreased revenues sequentially due to a significant project that generated revenue in the first quarter but not during the second quarter. Overall, trends in both domestic and international markets continue to look very favorable for Production Testing.

“On June 20, 2011, our subsidiary, Compressco Partners, L.P., successfully completed its initial public offering of common units in exchange for $53.4 million of gross proceeds, $32.2 million of which was distributed to TETRA as a repayment of indebtedness. Following the transaction, TETRA holds an approximate 83% interest in Compressco Partners.

“Compressco’s second quarter results reflect improving activity in the domestic and international markets, but profitability was negatively impacted by increased fuel, repair and maintenance, and field labor costs.

“As a result of the Maritech property sales and the proceeds generated by Compressco Partners’ initial public offering, we ended the quarter in a very strong cash position, with a cash balance of $323.9 million. Excluding $19.3 million of cash attributable to Compressco, net debt as of June 30, 2011 was $492,000 (net debt is a non-GAAP financial measure that is reconciled to the nearest GAAP financial measure below). We have stated our strong desire to continue to grow our service businesses both organically and through acquisitions. Our purchase of the TETRA Hedron derrick barge was the first step in that process. Going forward, we will continue to focus on finding opportunities to grow our service businesses.”

TETRA is a geographically diversified oil and gas services company focused on completion fluids and other products, production testing, wellhead compression, and selected offshore services including well plugging and abandonment, decommissioning, and diving.

Forward Looking Statements

This press release includes certain statements that are deemed to be forward-looking statements. Generally, the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “projects,” “anticipate,” “believe,” “assume,” “could,” “should,” “plans,” “targets” or similar expressions that convey the uncertainty of future events, activities, expectations or outcomes identify forward-looking statements that the Company intends to be included within the safe harbor protections provided by the federal securities laws. These forward-looking statements include statements concerning expected results of operational business segments for 2011, anticipated benefits from the Company’s acquisition of the TETRA Hedron derrick barge, including expected demand for the barge’s services and the timeline on which the barge is expected to be available for work, projections concerning the Company’s business activities in the Gulf of Mexico, including potential future benefits from increased regulatory oversight of well abandonment and decommissioning activities, financial guidance, estimated earnings, earnings per share, and statements regarding the Company’s beliefs, expectations, plans, goals, future events and performance, and other statements that are not purely historical. These forward-looking statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performances or results and that actual results or developments may differ materially from those projected in the forward-looking statements. Some of the factors that could affect actual results are described in the section titled “Certain Business Risks” contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, as well as other risks identified from time to time in its reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission.

Financial Data (unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
	(In Thousands)
Revenues
Fluids Division	$88,829	$79,329	$166,173	$145,590
Offshore Division
Offshore Services	87,255	85,401	138,970	136,799
Maritech	33,382	50,335	77,404	96,969
Intersegment eliminations	(28,421)	(18,156)	(34,037)	(23,296)
Offshore Division total	92,216	117,580	182,337	210,472
Production Enhancement Division
Production Testing	31,739	24,346	64,949	50,548
Compressco	22,326	20,446	44,210	41,176
Production Enhancement Division total	54,065	44,792	109,159	91,724
Corporate overhead	42	-	42	-
Eliminations and other	(38)	(83)	(52)	(275)
Total revenues	235,114	241,618	457,659	447,511

Gross profit
Fluids Division	18,778	15,369	32,385	26,340
Offshore Division
Offshore Services	16,433	18,334	15,770	20,242
Maritech	(14,737)	2,332	(19,314)	10,797
Intersegment eliminations	37	80	108	572
Offshore Division total	1,733	20,746	(3,436)	31,611
Production Enhancement Division
Production Testing	9,065	4,510	21,057	10,718
Compressco	6,925	7,944	13,544	15,766
Production Enhancement Division total	15,990	12,454	34,601	26,484
Eliminations and other	(688)	(737)	(1,373)	(1,509)
Total gross profit	35,813	47,832	62,177	82,926

General and administrative expense	29,006	24,955	56,768	47,732
Interest expense, net	4,085	4,238	8,276	8,266
Gain (loss) on sale of assets	59,577	(157)	60,309	(250)
Other income (expense)	(14,745)	2,056	(13,929)	2,332
*Income before taxes and discontinued
operations (A)	47,554	20,538	43,513	29,010
Provision for income taxes	17,031	6,903	15,502	9,919
Income before discontinued operations	30,523	13,635	28,011	19,091
Income (loss) from discontinued operations,
net of taxes (A)	(54)	(75)	(57)	(104)
Net income	30,469	13,560	27,954	18,987
Net (income) loss attributable to
noncontrolling interests	(95)	-	(95)	-
Net income attributable to TETRA stockholders	$30,374	$13,560	$27,859	$18,987

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
*Income (loss) before taxes and	(In Thousands)
discontinued operations
Fluids Division	$11,545	$10,191	$18,794	$16,377
Offshore Division
Offshore Services	13,577	14,269	9,201	11,828
Maritech	38,523	1,044	34,003	9,687
Intersegment eliminations	1,588	81	1,747	572
Offshore Division total	53,688	15,394	44,951	22,087
Production Enhancement Division
Production Testing	5,988	3,020	15,071	7,015
Compressco	3,809	5,037	7,814	10,133
Production Enhancement Division total	9,797	8,057	22,885	17,148
Corporate overhead (includes interest)	(27,476)	(13,104)	(43,117)	(26,602)
Total	$47,554	$20,538	$43,513	$29,010

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Basic income per share attributable to	(In Thousands, Except Per Share Amounts)
TETRA stockholders
Income before discontinued operations	$0.40	$0.18	$0.36	$0.25
Loss from discontinued operations	(0.00)	(0.00)	(0.00)	(0.00)
Net income	$0.40	$0.18	$0.36	$0.25
Weighted average shares outstanding	76,579	75,491	76,415	75,434

Diluted income per share attributable to
TETRA stockholders
Income before discontinued operations	$0.39	$0.18	$0.36	$0.25
Loss from discontinued operations	(0.00)	(0.00)	(0.00)	(0.00)
Net income	$0.39	$0.18	$0.36	$0.25
Weighted average shares outstanding	78,315	76,857	77,985	76,819

Depreciation, depletion and amortization (B)	$36,937	$45,635	$74,329	$82,469

(A) Information for each period reflects TETRA’s process services and Venezuelan fluids and production testing operations as discontinued operations.
(B) DD&A information for 2011 and 2010 includes asset impairments and oil and gas dry hole costs under successful efforts accounting.

Balance Sheet	June 30, 2011	December 31, 2010
	(In Thousands)
Cash	$323,876	$65,720
Accounts receivable, net	161,082	162,405
Inventories	94,945	104,305
Other current assets	64,358	82,508
PP&E, net	467,117	739,870
Other assets	139,574	144,820
Total assets	$1,250,952	$1,299,628

Current liabilities	$218,450	$216,832
Long-term debt	305,035	305,035
Other long-term liabilities	125,859	261,438
Equity	601,608	516,323
Total liabilities and equity	$1,250,952	$1,299,628

Reconciliation of Non-GAAP Financial Measures

This press release refers to net debt, a financial measure not derived in accordance with generally accepted accounting principles, or “GAAP.” The Company has provided the following reconciliation of this non-GAAP financial measure as a supplement to financial results prepared in accordance with GAAP. This reconciliation is not a substitute for financial information prepared in accordance with GAAP, and should be considered within the context of the complete financial results for the given period. The Company defines net debt as the sum of long-term and short-term debt on its consolidated balance sheet, less cash, excluding restricted cash on the consolidated balance sheet and excluding the debt and cash of Compress Partners, L.P. Management views net debt as a measure of TETRA’s ability to reduce debt, add to cash balances, pay dividends, repurchase stock, and fund investing and financing activities. A reconciliation of long-term debt to net debt as of June 30, 2011 and December 31, 2010, is provided below.

	June 30, 2011	December 31, 2010
	(In Thousands)
Long-term debt	$305,035	$305,035
Less: cash, excluding Compressco
Partners' cash	(304,543)	(65,720)
Net debt	$492	$239,315

Contact:
TETRA Technologies, Inc., The Woodlands, Texas
Stuart M. Brightman, 281/367-1983
Fax: 281/364-4346
www.tetratec.com